Exhibit 10.9

SHAREHOLDERS AGREEMENT

by and among AMERICOLD REALTY TRUST

and

THE SHAREHOLDERS OF THE COMPANY SIGNATORIES HERETO

Dated: January 18, 2018

7.7	Jurisdiction; Court Proceedings; Waiver of Jury Trial	25
7.8	Share Certificates; Legends	25
7.9	Entire Agreement	26
7.10	Additional Securities; Recapitalizations; Exchanges; etc.	26
7.11	Severability	26
7.12	Amendment; Waiver	27
7.13	Counterparts	27

ii

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated January 18, 2018, and effective as of the Effective Time, is by and among (a) Americold Realty Trust, a Maryland real estate investment trust (the “Company”), (b) the Yucaipa Shareholder (as defined below), (c) the GSCP Shareholders (as defined below), (d) Charm Progress Investment Limited (the “CM Shareholder”), (e) the Fortress Investor (as defined below) and (f) the Yucaipa Investor.

RECITALS

WHEREAS, the Company is undertaking an underwritten initial public offering (“IPO”) of shares of its Common Shares (as defined below); and

WHEREAS, in connection with, and effective upon, the consummation of the IPO, the Company, the Yucaipa Shareholder, the GSCP Shareholders, the CM Shareholder, the Fortress Investor and the Yucaipa Investor desire to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1    Definitions.

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person. For purposes of this Agreement, none of the Company or its Subsidiaries shall be deemed to be an Affiliate of any Shareholder, and no Person shall be deemed an Affiliate of any other, by virtue of the existence of the Company or any of its Subsidiaries or by virtue of its participation therein. In addition, for purposes of this Agreement, neither the Fortress Investor nor the Yucaipa Shareholder shall be deemed to be an Affiliate of the other.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that, except as provided in the last sentence of Section 2.1(a), for purposes of Sections 2.1, 2.9 and 6.2, no Shareholder shall be deemed to “Beneficially Own” any Shares owned by another Shareholder that is not an Affiliate of such Shareholder.

“Board” has the meaning set forth in Section 2.1.

“Bylaws” means the bylaws of the Company as in effect at the Effective Time, as may be amended from time to time in compliance with its terms and the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Committee Members” has the meaning set forth in Section 3.2.

“Common Shares” means the common shares of beneficial interest of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Coordination Committee” has the meaning set forth in Section 3.2.

“Declaration of Trust” means the declaration of trust of the Company as in effect at the Effective Time, as may be amended or supplemented from time to time in compliance with its terms and the terms of this Agreement.

“Designation Date” has the meaning set forth in Section 2.1(a).

“Direct Designation Condition” has the meaning set forth in Section 2.1(g).

“Direct Designation Period” has the meaning set forth in Section 2.1(g).

“Disposing Investor” has the meaning in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 6.1.

“Equity Equivalents” means rights, options or warrants (or similar securities) to purchase equity securities, and any securities or obligations of any type whatsoever that are, or may become, convertible into or exercisable for equity securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exempt Transfer” means any (a) Transfer to an Affiliate of the Transferring Sponsor Investor, (b) Transfer to be effected pursuant to a Public Offering, (c) Transfer to be effected pursuant to Rule 144 under the Securities Act, (d) Transfer of Shares by a Sponsor Investor to its partners, members, or other equityholders in the form of a distribution in kind in accordance with the terms of such Sponsor Investor’s constitutional documents, including without limitation a Fortress Transfer and a Partnership Transfer, (e) to the extent not otherwise covered by clause (d) above, a Fund Distribution, (f) Legal or Regulatory Transfers pursuant to Section 3.2, or (g) to the extent not otherwise covered by clause (b) above, Transfer under a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

“Foreign Shares” means Shares held by the GSCP Shareholders, the Fortress Investor or the Yucaipa Shareholder, as the case may be, which are owned, directly or indirectly, by foreign persons within the meaning of Section 897(h)(4)(B) of the Code.

“Fortress Effective Date” has the meaning set forth in Section 3.4(b).

“Fortress Investor” means CF Cold LP, a Delaware limited partnership.

“Fortress Transfer” has the meaning set forth in Section 3.4(a).

“Fully Diluted Outstanding Shares” means, at the relevant time, the number of Common Shares outstanding, assuming all Equity Equivalents then outstanding have been converted, exercised, or exchanged, as the case may be, into Common Shares at the then applicable conversion or exercise price.

“Fund Distribution” has the meaning set forth in Section 3.2(f).

“Fund Investor” has the meaning set forth in Section 3.2(f).

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, including with respect to taxes, in each case whether federal, state, local or foreign.

“GSCP Parallel” has the meaning set forth in the definition of GSCP Shareholders.

“GSCP Shareholders” means GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P. (“GSCP Parallel”), GSCP VI Offshore IceCap Investment, L.P. and GSCP VI GmbH IceCap Investment, L.P., IceCap2 Holdings, L.P. and any Affiliate of any of the foregoing that holds Shares at the relevant time.

“GSCP Trustee” has the meaning set forth in Section 2.1(b).

“IPO” has the meaning given to such term in the Recitals.

“Legal or Regulatory Transfer” means any transfer which a Shareholder reasonably, in good faith and upon the advice of counsel (either internal or external) believes is necessary to bring any investor in such Shareholder (or such investor’s affiliates) into compliance with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended from time to time, and the rules and regulations promulgated thereunder.

“Listed Tenant” has the meaning set forth in Section 4.6(a)(i).

“Litigation” means any claim, action, suit, audit, investigation, inquiry, proceeding or Governmental Authority investigation.

“Maximum Tag-Along Sale Number” has the meaning set forth in Section 3.3(a).

“MGCL” has the meaning set forth in Section 2.9.

“Partnership Transfer” has the meaning set forth in Section 3.4(a).

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, estate, trust (including the trustees thereof, in their capacity as such) or other entity.

“Proprietary Information” has the meaning set forth in Section 4.7.

“Public Offering” means an underwritten public offering and sale of equity securities of the Company or any of its Subsidiaries for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form), including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Record Date” has the meaning set forth in Section 2.1(a).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof and effective as of the Effective Time, by and among the Company, the Yucaipa Shareholder and the GSCP Shareholders, as may be amended from time to time.

“REIT” means a real estate investment trust within the meaning of Sections 856-857 of the Code.

“Related Party Shareholder” has the meaning set forth in Section 4.6(a)(i).

“Representatives” has the meaning set forth in Section 4.7(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” mean the parties to this Agreement (other than the Company) and any other subsequent holder of Shares who agrees or is required to agree to be bound by the terms of this Agreement; provided that neither the Fortress Investor nor the Yucaipa Investor shall be a “Shareholder” under this Agreement unless and until they become a holder of Shares as a result of a Fortress Transfer or Partnership Transfer, respectively.

“Shares” means the Common Shares, Warrants and any other Equity Equivalents of the Company.

“Sponsor Investors” means the Yucaipa Shareholder and the GSCP Shareholders and, solely for purposes of Section 3.3 of this Agreement, the CM Shareholder.

“Subsidiary” means with respect to any Person, any corporation, partnership or other Person (a) of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other Person are at the time owned or Controlled by such first Person, or (b) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries by such first Person.

“Tag-Along Notice” has the meaning set forth in Section 3.3(a).

“Tag-Along Offer” has the meaning set forth in Section 3.3(a).

“Tag-Along Offeror” has the meaning set forth in Section 3.3(a).

“Tag-Along Period” has the meaning set forth in Section 3.3(a).

“Tag-Along Sale Number” has the meaning set forth in Section 3.3(a).

“Third Party” means, with respect to any Shareholder, a third party that is not an Affiliate of such Shareholder.

“Total Number of Trustees” means the total number of Trustees comprising the Board.

“Total Tag-Along Shares” has the meaning set forth in Section 3.3(a).

“Transfer” means any direct or indirect transfer, sale, exchange, assignment, distribution, pledge, encumbrance, hypothecation or other disposition of Shares, or any legal or beneficial interest therein, in whole or in part, including the grant of an option or other right or the grant of any interest that would result in the transferor no longer having the economic consequences of ownership in, or the power to vote, or cause to be voted, in whole or in part, any Shares, whether voluntarily or involuntarily, including by gift, by contract, by way of merger (forward or reverse) or similar transaction, by operation of law or otherwise.

“Trustee” means a member of the Board.

“USRPI” has the meaning set forth in Section 4.6(c).

“Warrants” means the warrants to purchase 11,197,634 Common Shares and 7,376,634 Common Shares issued to the Yucaipa Shareholder, as amended, as may be adjusted from time to time pursuant to the terms and conditions thereof.

“Yucaipa Investor” means YF ART Holdings Aggregator, LLC.

“Yucaipa Observer” has the meaning set forth in Section 2.8.

“Yucaipa Shareholder” means YF ART Holdings, L.P. and any Affiliate of YF ART Holdings, L.P. that holds Shares at the relevant time.

“Yucaipa Trustees” has the meaning set forth in Section 2.1(a).

1.2    Rules of Construction. Unless the context otherwise requires:

(a) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b) References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(c) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(d) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(e) All monetary figures shall be in United States dollars unless otherwise specified;

(f) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(h) Any action required by this Agreement to be taken on a day that is not a business day, shall be deemed to be required to be taken on the first business day thereafter; and

(i) All references in this Agreement to an amount or number of shares or price per Share shall be deemed to be appropriately adjusted for any share dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

ARTICLE II

CORPORATE GOVERNANCE

2.1    Election of Trustees. Following the Effective Time, the Shareholders and the Company hereby agree that the Board of Trustees of the Company (the “Board”) shall, subject to Section 2.1(e) below, initially consist of nine (9) members, and each Shareholder will vote all voting Shares held by it in order that:

(a) Subject to Section 2.1(g), the Yucaipa Shareholder shall have the right to designate a number of individuals for nomination for election as Trustees (the “Yucaipa Trustees”) by or at the direction of the Board or a duly authorized committee thereof equal to: (i) if the Yucaipa Shareholder Beneficially Owns 10% or more of the Fully Diluted Outstanding Shares at a date on which the Yucaipa Shareholder designates such Yucaipa Trustees for nomination for election as trustees at a meeting of shareholders (the “Designation Date”) and at the related record date for such meeting (the “Record Date”), two (2) Trustees; or (ii) if the Yucaipa Shareholder Beneficially Owns 5% or more (but less than 10%) of the Fully Diluted Outstanding Shares at a Designation Date and the related Record Date, one (1) Trustee. The Yucaipa Trustees shall initially be Jeffrey M. Gault and Joel A. Holsinger. After a Fortress Transfer, solely for purposes of determining the number of Trustees the Yucaipa Shareholder may designate pursuant to this Section 2.1(a) (and not, for example, for purposes of calculating Beneficial Ownership under Section 6.2), the Yucaipa Shareholder shall be deemed to Beneficially Own any and all Shares Beneficially Owned by the Fortress Investor (without duplication).

(b) So long as the GSCP Shareholders collectively Beneficially Own 5% or more of the Fully Diluted Outstanding Shares at a Designation Date and the related Record Date, the GSCP Shareholders shall have the right to designate one (1) Trustee for nomination for election as Trustee (the “GSCP Trustee”) by or at the direction of the Board or a duly authorized committee thereof. The GSCP Trustee shall initially be Bradley J. Gross.

(c) If at any time the Yucaipa Shareholder or the GSCP Shareholders, as applicable, have designated fewer than the total number of individuals that such shareholder(s) is or are then entitled to designate pursuant to Section 2.1(a) or Section 2.1(b), as applicable, the Yucaipa Shareholder or the GSCP Shareholders, as applicable, shall have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly authorized committee thereof for election as Trustees to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(d) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board or any duly authorized committee thereof at any meeting of shareholders called for the purpose of electing trustees, the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Trustee as provided herein, and recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event any person designated pursuant to this Section 2.1 is not elected as a Trustee in accordance with the Declaration of Trust or Bylaws, the Company shall, to the fullest extent permitted by law, appoint such person or another person designated by the nominating Shareholder to the Board and, if necessary, increase the size of the Board in order to permit such appointment.

(e) In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the Declaration of Trust or Bylaws, and notwithstanding anything to the contrary in this Agreement, any action by the Board to increase the Total Number of Trustees (other than any increase in the Total Number of Trustees in connection with the election of one or more trustees elected exclusively by the holders of one or more classes or series of the Company’s stock other than Common Shares) shall require the prior written consent, in each case delivered in accordance with this Agreement, of (i) the Yucaipa

Shareholder for so long as the Yucaipa Shareholder Beneficially Owns 10% or more of the Fully Diluted Outstanding Shares and (ii) the GSCP Shareholders for so long as the GSCP Shareholders collectively Beneficially Own 10% or more of the Fully Diluted Outstanding Shares; provided that the Total Number of Trustees shall automatically increase by the requisite number of seats in order to effectuate the provisions of Sections 2.1(d) above.

(f)The Shareholders each agree to vote, or act by written consent with respect to, all Common Shares Beneficially Owned by it, at each annual or special meeting of shareholders of the Company at which Trustees are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the election of the Yucaipa Trustees and GSCP Trustees.

(g) If one or more Fortress Transfers results in the Fortress Investor Beneficially Owning 5% or more of the Fully Diluted Outstanding Shares at a time when it is no longer a limited partner of the Yucaipa Shareholder (the “Direct Designation Condition”), then the Yucaipa Shareholder shall immediately assign to the Fortress Investor all rights relating to the designation of one Yucaipa Trustee under this Agreement, the Declaration of Trust and the Bylaws (including all rights hereunder and thereunder relating to removal and filling of vacancies with respect to such Yucaipa Trustee); provided that such assignment shall be only effective for the period commencing on the date on which the Direct Designation Condition occurs and ending on the date that the Fortress Investor Beneficially Owns less than 5% of the Fully Diluted Outstanding Shares (such period, the “Direct Designation Period”). The Trustee so designated by the Fortress Investor shall be deemed to be a “Yucaipa Trustee” for all purposes under this Agreement, the Declaration of Trust and the Bylaws, except that the Fortress Investor (and not the Yucaipa Shareholder or Yucaipa Investor) shall be exclusively entitled to exercise the rights of the Yucaipa Shareholder with respect to such Trustee under this Agreement, the Declaration of Trust and the Bylaws during the Direct Designation Period. During the Direct Designation Period, the Fortress Investor shall be deemed to be the “Yucaipa Shareholder” under this Agreement, the Declaration of Trust and the Bylaws to the maximum extent necessary to effectuate the rights assigned to the Fortress Investor under this Section 2.1(g) (but on a co- extensive basis with the Yucaipa Shareholder with respect to the Yucaipa Shareholder’s other Yucaipa Trustee, if any). If this Agreement terminates as to the Yucaipa Shareholder but not the Fortress Investor during the Direct Designation Period, then the Fortress Investor shall nevertheless retain its rights under this Section 2.1(g) through the expiration of the Direct Designation Period as if such termination had not occurred, and the Fortress Investor shall be deemed to be the “Yucaipa Shareholder” for purposes of calculating the Yucaipa Shareholder’s Beneficial Ownership of Fully Diluted Outstanding Shares under Section 2.1(a) to the extent of the Fortress Investor’s rights under this Section 2.1(g).

(h) A Shareholder seeking to designate a Trustee for election by shareholders at an annual meeting of shareholders shall endeavor to submit its designation to the Company on a Designation Date occurring in the month of January in the calendar year in which such annual meeting is to occur.

2.2    Resignation; Removal; Board Vacancies; Board Meetings.

(a) Each Trustee shall hold his office until his resignation, removal or death, or until his successor shall have been duly elected and qualified. The Yucaipa Shareholder may remove any Yucaipa Trustee for any reason at the Yucaipa Shareholder’s written request to the Company. The GSCP Shareholders may remove the GSCP Trustee for any reason at the GSCP Shareholders’ written request to the Company. Upon delivery of a written request to the Company described in this Section 2.2(a), the Company and the Shareholders shall promptly take all such action necessary or desirable to cause the removal of the applicable Trustee from office. For the avoidance of doubt, the foregoing is not in limitation of the right of the shareholders of the Company to remove a trustee for cause to the extent provided in the Declaration of Trust.

(b) If (i) any person designated by the Yucaipa Shareholder pursuant to Section 2.1 shall cease for any reason to serve as a Trustee or shall fail to receive the requisite vote in his or her election, the Yucaipa Shareholder shall have the exclusive right to designate a person to fill the vacancy resulting thereby and (ii) any person designated by the GSCP Shareholders pursuant to Section 2.1 shall cease for any reason to serve as a Trustee or shall fail to receive the requisite vote in his or her election, the GSCP Shareholders shall have the exclusive right to designate a person to fill the vacancy resulting thereby. The Company and the Shareholders take all necessary action to cause the Board to be so constituted.

(c) Any single trustee of the Company, including a Yucaipa Trustee and the GSCP Trustee, shall have the right to call a special meeting of the Board at any time in accordance with the procedures therefor set forth in the Bylaws.

2.3    Expenses of Trustees and Yucaipa Observer. The Company shall reimburse the Yucaipa Trustees, the Yucaipa Observer and the GSCP Trustee for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board, the board of directors (or similar governing bodies) of the Company’s Subsidiaries and any committees thereof, including travel, lodging and meal expenses. If any Yucaipa Trustee is paid a fee (whether in cash or otherwise) for serving on any such board (or any committee thereof), the GSCP Trustee also serving on such board shall also be entitled to such fee, subject to Section 2.6 below.

2.4    Insurance; Indemnification Agreements. The Company shall obtain and cause to be maintained in effect a policy of directors’ and officers’ liability insurance covering each of the Yucaipa Trustees, the Yucaipa Observer and the GSCP Trustee and each member of the board of directors (or similar governing bodies) of the Company’s Subsidiaries in an amount and upon such terms as shall be determined by the Board. The Company shall enter into an indemnification agreement with each of the Yucaipa Trustees, the Yucaipa Observer and the GSCP Trustee in the form attached hereto as Exhibit A.

2.5    Information Sharing. Each Shareholder and the Company agrees that the Yucaipa Trustees, the Yucaipa Observer and the GSCP Trustee may share confidential, non-public information about the Company with the Shareholder that designated such Trustee or observer (and, in the case of any Yucaipa Trustee designated by the Yucaipa Shareholder at the direction of the Fortress Investor pursuant to the limited partnership agreement of the Yucaipa Shareholder, with Fortress) and its Affiliates, as such Trustee deems appropriate, subject to applicable law.

2.6    Trustee Compensation. In the event that (a) the Yucaipa Shareholder designates, at the direction of its general partner, a Yucaipa Trustee who is an employee of The Yucaipa Companies LLC or one of its Affiliates, (b) (i) the Yucaipa Shareholder designates, at the direction of the Fortress Investor pursuant to the limited partnership agreement of the Yucaipa Shareholder, or (ii) the Fortress Investor designates, pursuant to Section 2.1(g), a Yucaipa Trustee who is an employee of Fortress Investment Group LLC or one of its Affiliates, or (c) the GSCP Shareholders designate a GSCP Trustee who is an employee of Goldman Sachs & Co. LLC or one of its Affiliates, then the Trustee designated by such Shareholder shall not receive compensation for service as a Trustee, including compensation in the form of equity awards.

2.7    Cooperation; Voting of Shares.

(a) The Company and each Shareholder shall take all necessary or desirable actions within its control to ensure that at all times the Company’s organizational documents, including the Declaration of Trust and Bylaws, and the organizational documents of the Company’s Subsidiaries (i) comply with and do not at any time conflict with any provisions of this Agreement and (ii) permit each Shareholder to receive the benefits to which it is entitled under this Agreement.

(b) Each Shareholder shall vote all of its voting Shares, execute proxies or, to the extent permitted by the Declaration of Trust or Bylaws, execute written consents, as the case may be, and take all other necessary or desirable actions within its control, including attending and voting at meetings in person or by proxy for purposes of obtaining a quorum, to effectuate the provisions of this Agreement.

(c) No Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to its Shares, and no Shareholder shall enter into any other agreements or arrangements of any kind with any Person with respect to its Shares, in each case on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Shareholders, holders of Shares that are not parties to this Agreement or otherwise).

(d) The Company shall, and shall cause each of its Subsidiaries to, take all necessary or desirable actions within its control (including calling special Board and shareholder meetings, nominating for election to the Board those individuals designated in accordance with the terms of this Agreement and providing therefor in the Company’s or its Subsidiaries’ organizational documents) to cause the Board to be constituted in accordance with the provisions of this Article II and to otherwise effect the provisions of this Agreement (including this Article II).

2.8     Yucaipa Observer. The Yucaipa Shareholder shall have the right (but not the obligation) to designate an individual (the “Yucaipa Observer”) to attend, strictly as an observer, all meetings of the Board, telephone or in-person, it being agreed that the Yucaipa Observer shall have no power or authority to act or to vote at such meeting (but shall be permitted to raise matters for discussion at such meeting and to participate in discussions at such meeting). The Yucaipa Shareholder shall designate and replace the Yucaipa Observer by written notice to the Company, and subject to the foregoing, the Company shall provide to the Yucaipa Observer all written notices of Board meetings and all written materials that are provided to Trustees in connection therewith, including minutes of previous meetings of the Board, at the same time and in the same manner as provided to the Trustees; provided that the Yucaipa Observer shall not be entitled to be present for or receive any privileged communication from counsel to the Company or the Board if the presence of the Yucaipa Observer would be reasonably likely to adversely affect such privilege. Notwithstanding anything in the foregoing to the contrary, for the avoidance of doubt, the Yucaipa Observer shall not owe any duties, statutory or otherwise, to the Company or its shareholders other than obligations of confidentiality set forth in Section 4.7 below and duties imposed by securities laws generally.

2.9     Mirror Voting. At any annual or special meeting of shareholders of the Company at which a vote will be taken (i) to opt-in to the “business combination” provisions of the Maryland General Corporation Law (the “MGCL”) by revoking, altering or amending Section 15 of Article II of the Bylaws, (ii) to opt-in to the “control share” provisions of the MGCL by revoking, altering or amending Section 13 of Article II of the Bylaws, or (iii) to opt-in to Subtitle 8 of Title 3 of the MGCL, or with respect to any written consent with respect to such matter(s) in lieu of a meeting, so long as the Yucaipa Shareholder Beneficially Owns 20% or more of the Fully Diluted Outstanding Shares as of the record date for such meeting, the Yucaipa Shareholder agrees to vote, or act by written consent with respect to, all Common Shares Beneficially Owned by it, at such meeting or to take all actions by written consent in lieu of such meeting as are necessary, for and against such matter(s) in proportion to the vote taken on all Common Shares not Beneficially Owned by it with respect to such matter(s).

ARTICLE III

TRANSFERS

3.1    Condition of Transfer. The parties hereto hereby agree that it shall be a condition of the Transfer of any Shares to any Person who is not a party to this Agreement that such Transfer shall not be effected unless and until such Person agrees in writing to be bound by the terms and conditions of this Agreement; provided, that the foregoing shall not apply to any transferee in a Transfer of Shares made pursuant to (i) an open market transaction, (ii) a Public Offering or (iii) a Fund Distribution.

3.2    Coordination Committee; Transfer Restrictions.

(a)     Promptly following the Effective Time, the Shareholders agree that the Sponsor Investors shall create a coordination committee (the “Coordination Committee”), which shall not be a committee of the Board, and will maintain such committee for so long as required pursuant to this Section 3.2 or until disbanded with the written consent of the Sponsor Investors. The Coordination Committee shall, as provided in this Section 3.2, facilitate coordination of (i) exercises of demand registration rights under the Registration Rights Agreement, (ii) Transfers of Shares by any of the Shareholders to Third Parties, (iii) any distributions of any Shares by any of the Shareholders to its direct or indirect Third Party partners, members, or other equityholders and (iv) any other transactions in Shares with Third Parties effected by any of the Shareholders.

Notwithstanding the foregoing, this Section 3.2(a) shall not apply to a Fortress Transfer. Each of the Sponsor Investors, the Fortress Investor and the CM Shareholder shall be permitted to designate one representative (who may, but need not, be a Trustee) to participate on the Coordination Committee (the “Committee Members”), and shall be permitted to remove and replace such designee from time to time. The procedures governing the conduct of the Coordination Committee shall be established from time to time by the written consent of the Sponsor Investors. The Coordination Committee shall meet as needed at the request of any Committee Member. Notice of the date, time and place of the proposed meeting shall be given to all Committee Members at least 24 hours in advance by electronic mail. The failure of one or more Committee Members to attend a Coordination Committee meeting shall not invalidate the occurrence of the meeting for which such electronic mail notice was given.

(b) A Shareholder wishing to (i) exercise demand registration rights under the Registration Rights Agreement (if applicable to such Shareholder), (ii) Transfer any Shares to Third Parties, (iii) distribute any Shares to such Shareholder’s direct or indirect Third Party partners, members, or other equityholders or (iv) effect any other transaction in Shares with Third Parties shall consult with the Coordination Committee prior to taking such action or entering into any definitive agreement with respect to such action, and shall use reasonable efforts to minimize any adverse impact to the other Shareholder in respect of such exercise, Transfer, distribution or transaction; provided that no Shareholder shall take any such action that would reasonably be expected to cause the Company to fail to qualify as a REIT or as a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code. Notwithstanding the foregoing, this Section 3.2(b) shall not apply to a Fortress Transfer.

(c) To the actual knowledge of the GSCP Shareholders, as of the date hereof, no more than 46% of the Shares owned by the GSCP Shareholders are Foreign Shares. The GSCP Shareholders shall use commercially reasonable efforts to prevent a change in ownership of the GSCP Shareholders that, taken in the aggregate with all other changes in ownership of the GSCP Shareholders, causes more than 46% of the Shares owned by the GSCP Shareholders to be Foreign Shares; provided, that, no transfer of ownership of the GSCP Shareholders shall be prohibited if such transfer is a Legal or Regulatory Transfer; provided, further, that prior to any Legal or Regulatory Transfer the GSCP Shareholders shall reasonably consult with the Company and reasonably cooperate with the Company in order to mitigate or prevent any liability, harm or regulatory scrutiny that may result from such Legal or Regulatory Transfer.

(d) To the actual knowledge of the Yucaipa Shareholder, as of the date hereof, no more than 46% of the Shares owned by the Yucaipa Shareholder are Foreign Shares. The Yucaipa Shareholder shall use commercially reasonable efforts to prevent a change in ownership of the Yucaipa Shareholder that, taken in the aggregate with all other changes in ownership of the Yucaipa Shareholder, causes more than 46% of the Shares owned by the Yucaipa Shareholder to be Foreign Shares; provided, that, no transfer of ownership of the Yucaipa Shareholder shall be prohibited if such transfer is a Legal or Regulatory Transfer; provided, further, that prior to any Legal or Regulatory Transfer the Yucaipa Shareholder shall reasonably consult with the Company and reasonably cooperate with the Company in order to mitigate or prevent any liability, harm or regulatory scrutiny that may result from such Legal or Regulatory Transfer.

(e) Each Shareholder, the Fortress Investor and the Yucaipa Investor shall consult with and provide draft filings to the Coordination Committee prior to making any filing with the Securities and Exchange Commission with respect to the Shares with a reasonable opportunity for the Committee Members to comment thereon.

(f) Prior to the distribution or dividend of Shares by any Fund Investor (as hereinafter defined) to such Fund Investor’s direct or indirect Third Party partners, members, or other equityholders (excluding a Fortress Transfer) (“Fund Distribution”), such Fund Investor shall notify the Coordination Committee at least 10 Business Days prior to such Fund Distribution, or the declaration thereof. All Fund Investors and the CM Shareholder shall in good faith discuss and coordinate such Fund Distribution with a view to allowing all other Fund Investors to also make a Fund Distribution of Shares to their respective Third Party partners, members or other equityholders on a pro-rata basis to the initiating Fund Investor or, if applicable, for such other Fund Investors to exercise their respective rights under Section 2.1(k) of the Registration Rights Agreement on a pro rata basis to the initiating Fund Investor, or for such other Fund Investors or the CM Shareholder to otherwise sell to a Third Party (pursuant to an open market transaction, a private sale, or otherwise) on a pro-rata basis to the initiating Fund Investor, such Shares, in each case, substantially concurrently with the initial Fund Investor’s Fund Distribution or, if applicable, in accordance with the timing provided for in Section 2.1(k) of the Registration Rights Agreement. Any sale of Shares by a non-initiating Fund Investor to a Third Party as contemplated by this Section 3.2(f), up to the applicable pro-rata amount, shall not be subject to the tag-along rights of any Sponsor Investor provided for in Section 3.3 below. For purposes of this Section 3.2(f), a “Fund Investor” means the Yucaipa Shareholder, the Yucaipa Investor (at such time as it holds Shares), the Fortress Investor (at such time as it holds Shares), and any of the GSCP Shareholders.

3.3    Tag-Along Rights.

(a) In the event that any Sponsor Investor (other than the CM Shareholder and the Fortress Investor) (a “Disposing Investor”) proposes to Transfer Shares to one or more Persons (other than in an Exempt Transfer or as expressly provided above in Section 3.2(f)), prior to effecting such Transfer of Shares, the Disposing Investor shall give not less than fourteen (14) days’ prior written notice (the “Tag-Along Notice”) of such intended Transfer to the other Sponsor Investors, which shall specifically identify the proposed transferee or transferees (together, the “Tag-Along Offeror”), the number of Shares as is proposed to be Transferred by the Disposing Investor(s) to the Tag-Along Offeror (the “Tag-Along Sale Number”), the maximum number of Shares that the Tag-Along Offeror is willing to purchase (the “Maximum Tag-Along Sale Number”), the purchase price therefor and a summary of the other material terms and conditions of the proposed Transfer, and shall contain an offer (the “Tag-Along Offer”) by the Tag-Along Offeror to each other Sponsor Investor, which Tag-Along Offer shall be irrevocable for a period of ten (10) days after delivery thereof (the “Tag-Along Period”) (and, to the extent the Tag-Along Offer is accepted during such period, shall remain irrevocable until the consummation of the Transfer contemplated by the Tag-Along Offer), to purchase from such Sponsor Investor at the same price per share (on an as converted basis to Common Shares, if applicable) to be paid to, and upon the same terms offered by the Tag-Along Offeror to, the Disposing Investor, which shall be set forth in the Tag-Along Notice, that number of Shares owned by such Sponsor Investor as is equal to the product of (A) a fraction, the numerator of which is the Tag-Along Sale Number and the denominator of which is the aggregate number of Shares owned as of the date of the Tag-Along Offer by the Disposing Investor and its Affiliates and (B) the number of Shares owned by such Sponsor Investor as of the date of the Tag-Along Offer; provided that the number of Shares required to be purchased from such Sponsor Investor by the Tag-Along Offeror shall be subject to reduction in accordance with the last sentence of this Section 3.3(a). A copy of the Tag-Along Notice shall promptly be sent to the Company. The Tag-Along Offer may be accepted in whole or in part at the option of each of the other Sponsor Investors. Notice of any Sponsor Investor’s intention to accept a Tag-Along Offer, in whole or in part, shall be evidenced by a writing signed by such Sponsor Investor and delivered to the Tag- Along Offeror and the Company prior to the end of the Tag-Along Period, setting forth the number of Shares that such Sponsor Investor elects to Transfer. In the event that the number of Shares proposed to be sold by the Disposing Investor(s) to the Tag-Along Offeror plus the aggregate number of Shares all Sponsor Investors elect to Transfer to a Tag-Along Offeror (the “Total Tag-Along Shares”) is greater than the Maximum Tag-Along Sale Number, the Disposing Investor(s) and each Sponsor Investor shall be entitled to Transfer to the Tag-Along Offeror only that number of Shares that is equal to (1) the number of shares that it sought or elected, as applicable, to be Transferred to such Tag-Along Offeror by the Disposing Investor or Sponsor Investor, as applicable, multiplied by (2) a fraction, the numerator of which is the Maximum Tag- Along Sale Number and the denominator of which is the Total Tag-Along Shares.

(b) All Transfers of Shares to the Tag-Along Offeror pursuant to this Section 3.3 shall be consummated on the later of (i) a mutually satisfactory business day as soon as practicable, but in no event more than fifteen (15) days after the expiration of the Tag-Along Period, or (ii) the fifth business day following the expiration or termination of all waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or receipt of other regulatory approvals applicable to such Transfers, in each case, to the extent applicable, or at such other time and/or place as the parties to such Transfers may agree. The delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer shall be made on such date against payment of the purchase price for such Shares.

(c) Any calculation of an amount or number of shares or price per Share (including Common Shares and Warrants) pursuant to this Section 3.3 shall be determined on an as converted basis to Common Shares.

3.4    Transfer of Shares to the Fortress Investor. Each of the parties hereto acknowledges and agrees to the following:

(a) Notwithstanding anything to the contrary in this Agreement, any Transfer of Common Shares or Warrants (i) to the Fortress Investor by the Yucaipa Shareholder subsequent to the date hereof (such Transfer, a “Fortress Transfer”) and (ii) to the Yucaipa Investor by the Yucaipa Shareholder subsequent to the date hereof (such Transfer, a “Partnership Transfer”), in each case pursuant to the Yucaipa Shareholder’s partnership agreement, shall not be subject to Section 3.2 or Section 3.3 or any other restriction on Transfer hereunder and shall otherwise be deemed to be made in compliance with the terms and conditions of this Agreement.

(b) Upon the occurrence of a Fortress Transfer (the “Fortress Effective Date”), the Fortress Investor shall subsequently be deemed to be a “Shareholder” under this Agreement (subject to Section 3.4(c) below) with respect to all rights and obligations pertaining to Shareholders thereunder so long as the Fortress Investor continues to own Common Shares.

(c) As of the Fortress Effective Date and so long as the Fortress Investor continues to own Common Shares, notwithstanding anything to the contrary in this Agreement:

(i) Clauses (i), (ii) and (iii) of Section 3.2(a) shall include demand registration rights, Transfers and distributions by the Fortress Investor, as applicable;

(ii) solely for purposes of Section 3.3 of this Agreement, the Fortress Investor shall be deemed to be a “Sponsor Investor” and will be entitled to tag-along rights to the same extent, and subject to the same terms and conditions (as applicable), as the Sponsor Investors under Section 3.3 of this Agreement;

(iii) the Fortress Investor agrees that it shall use commercially reasonable efforts to prevent a change in ownership of the Fortress Investor which, taken in the aggregate with all other changes in ownership of the Fortress Investor, causes more than 46% of the Shares owned by the Fortress Investor to be Foreign Shares; provided that no transfer of ownership of the Fortress Investor shall be prohibited if such transfer is a Legal or Regulatory Transfer; provided, further, that prior to any Legal or Regulatory Transfer the Fortress Investor shall reasonably consult with the Company and reasonably cooperate with the Company in order to mitigate or prevent any liability, harm or regulatory scrutiny that may result from such Legal or Regulatory Transfer; and

(iv) the Fortress Investor agrees that it shall not Transfer any Common Shares to any Disqualified Transferees (as defined in the Yucaipa Shareholder’s partnership agreement).

(d) In the event of a Partnership Transfer as a result of which the Yucaipa Shareholder no longer owns any Shares, but without limitation of the Fortress Investor’s rights under Section 2.1(g), the Yucaipa Investor shall succeed to all the rights and obligations of, and shall be deemed to be, the “Yucaipa Shareholder” under this Agreement.

ARTICLE IV

COVENANTS

4.1     Regulatory Matters. The Company shall, and shall cause each of its Subsidiaries to, keep the GSCP Shareholder and the Yucaipa Shareholder informed of any material events, notices or changes with respect to any criminal (other than petty crimes committed by employees of the Company or any of its Subsidiaries) or material regulatory investigation or other material regulatory action involving the Company or any of its Subsidiaries promptly following an officer or Trustee becoming aware thereof, so that such Shareholders will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them or their Affiliates that might arise from such investigation or action. Additionally, upon and to the extent of a prior written request therefor, the Company shall provide to the GSCP Shareholder and the Yucaipa Shareholder reasonable access during normal business hours to personnel, books and records and such other information as any such Shareholder may reasonably require for tax or regulatory purposes that are customary for investments of this type.

4.2 Company Logo. The Company hereby grants the Shareholders (and their Affiliates) that are private equity funds permission to use the Company’s and its Subsidiaries’ name and logo in marketing materials; provided, that any such Shareholder or Affiliate complies with reasonable guidelines and restrictions requested by the Company with respect to any such usage. The Shareholders and their Affiliates, as applicable, shall include a trademark attribution notice giving notice of the Company’s or its Subsidiaries’ ownership of its trademarks in any materials in which the Company’s or any of its Subsidiary’s name and logo appear.

4.3 Use of Name. The Company agrees that it will not, without the prior written consent of the applicable Shareholder (which consent shall not be unreasonably withheld or delayed), (a) use in advertising or marketing the name of such Shareholder or any of its Affiliates or any partner or employee of such Shareholder, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such Shareholder or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or any of its Subsidiaries has been approved or endorsed by such Shareholder or any of its Affiliates. For the avoidance of doubt, this Section 4.3 shall not prohibit the Company from disclosing the names and beneficial ownership of its Shareholders as required by law, legal process, regulation (including filings for federal, foreign and state securities and other laws in connection with the offering of interests in and the making of investments by the Company or its subsidiaries) or the rules of any self-regulatory organization.

4.4 Certain Activities. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of any Shareholder or any of its Affiliates to the Company or its Shareholders. It is understood that neither any Shareholder nor any Affiliate of any Shareholder is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

4.5     Information Rights. If requested by the Yucaipa Shareholder, the GSCP Shareholders or, after a Fortress Transfer, the Fortress Investor, the Company shall enter into a non-disclosure agreement with a prospective purchaser of all or any portion of such Shareholder’s Shares, pursuant to which the Company shall provide confidential information regarding the Company to such prospective purchaser as reasonably requested by such Shareholder.

4.6    Tax Matters.

(a) The Company and the Shareholders will use their commercially reasonable efforts to cause the Company to continue to qualify and be taxed as a REIT pursuant to Sections 856-860 of the Code. With respect to issues arising under Section 856(d)(2)(B) of the Code, the Company’s and the Shareholders’ responsibilities to use commercially reasonable efforts under this Section 4.6(a) shall be as follows:

(i) The Company will send to each Shareholder that owns 10% or more of the Company (each, a “Related Party Shareholder”), on a quarterly basis, a list containing each tenant of the Company the revenue from which is expected to represent 1% or more of the gross warehouse revenue of the Company for the calendar year (each, a “Listed Tenant”), such notification to be subject to reasonable confidentiality arrangements.

(ii) Upon receipt of the quarterly list, each Related Party Shareholder will use commercially reasonable efforts to make reasonable inquiry into whether it owns an equity interest in a Listed Tenant and will promptly notify the Company of any Listed Tenants in which it identifies ownership of 5% or more of the equity thereof, such notification to be subject to reasonable confidentiality arrangements.

(iii) Any Related Party Shareholder that acquires actual ownership of, or becomes aware that it otherwise owns, 5% or more of the equity of any tenant listed on the most recent quarterly list shall promptly notify the Company of such ownership, such notification to be subject to reasonable confidentiality arrangements.

(iv) Promptly following any notification described in clause (ii) or (iii), if necessary to maintain the Company’s qualification as a REIT, the Company and such Related Party Shareholder (or Related Party Shareholders if more than one Related Party Shareholder owns equity of any Listed Tenant) will use commercially reasonable efforts to cure or mitigate any issues attributable to such Related Party Shareholder’s ownership of Listed Tenants, taking into account the relative costs and benefits of each available alternative; it being understood that such Related Party Shareholder shall in no case be required to divest any interest in a Listed Tenant; and it being further understood that such Related Party Shareholder’s commercially reasonable efforts to cure or mitigate shall in no case bind or require any action (including divestment) on the part of any holders of equity in such Related Party Shareholder.

For purposes of the foregoing, the terms “owns,” “owned,” and “ownership” (unless noted as “actual ownership”) shall mean actual or constructive ownership within the meaning of Section 856(d)(2)(B) as modified by Section 856(d)(5), but, for the avoidance of doubt, shall in all cases be limited to beneficial ownership and, with respect to any GSCP Shareholder, shall not include assets held in accounts on behalf of clients of The Goldman Sachs Group, Inc. or its Subsidiaries.

(b) The Company and the Shareholders will take commercially reasonable actions to cause the Company not to voluntarily terminate its REIT status.

(c) The Company and the Shareholders will use their commercially reasonable efforts to take all actions necessary (or cease from taking any action, including issuance of Shares of the Company to any Person other than the GSCP Shareholders or amending the Declaration of Trust in a manner that could result in the Company being treated as other than a “domestically-controlled qualified investment entity”) to cause the Company to continue to qualify at all times as a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code. Upon request of any of the Yucaipa Shareholder, any GSCP Shareholder or the Fortress Investor, or any of their respective Affiliates, the Company will provide a certification meeting the requirements of Treasury Regulation Section 1.897-2(g) (and shall provide any notice described therein), that Shares of the Company are not United States real property interests (“USRPI”) as such term is defined in Section 897 of the Code, based on the Company’s determination that the Company is a “domestically-controlled qualified investment entity.” Each Shareholder shall provide the Company, at such times as the Company may request in connection with any certification by the Company that Shares of the Company are not USRPI, with ownership information in the form attached as Exhibit B hereto. Each Shareholder acknowledges and agrees that any certification provided by the Company pursuant to this Section 4.6(c) will be based upon the information provided by the Shareholders.

4.7     Confidentiality. Each Shareholder shall maintain the confidentiality of any confidential and proprietary information of the Company and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information which is or becomes publicly available (other than as a result of dissemination by such Shareholder) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is required by applicable law (including by a subpoena or other order from a court of competent jurisdiction), following delivery of prior written notice to the Company (to the extent permitted under applicable law), (iii) or any information which is developed by the Shareholder or its Representatives (as defined below) without reference to or use of the Proprietary Information or (iv) for Proprietary Information that was known to such Shareholder or its Representatives prior to its disclosure by the Company, or becomes known by such Shareholder or its Representatives, in each case on a non-confidential basis, without, to such Shareholders’ knowledge, breach of any third party’s confidentiality obligations. Each Shareholder further acknowledges and agrees that it shall not disclose any Proprietary Information to any Person, except that Proprietary Information may be disclosed by such Shareholder and its Representatives:

(a) to such Shareholder’s and its Affiliates’ directors, officers, employees, stockholders, members, partners, agents, counsel, accountants, consultants, insurers, lenders, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in the normal course of the performance of their duties to such Shareholder or its Affiliates; provided such recipient agrees to be bound by a confidentiality agreement consistent with the provisions hereunder or is otherwise bound under law or contract to a duty of confidentiality to such Shareholder or its Affiliates;

(b) to the extent requested or required by any regulatory authority, governmental authority or stock exchange; provided that to the extent legally permissible and practicable, such Shareholder gives prior notice of such disclosure to the Company, and provided further, that such recipient is advised of the confidential nature of such information;

(c) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or any of its Representatives have provided to such Shareholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information;

(d) to any Person, including a prospective purchaser of Common Shares, as long as such Person has agreed to maintain the confidentiality of such Proprietary Information; or

(e) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Proprietary Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

4.8 Amendment of Declaration of Trust and Bylaws. Any amendment, alteration or repeal, or adoption, of a provision in the Declaration of Trust or Bylaws which, by the terms of the Declaration of Trust or Bylaws, as applicable, requires compliance with this Section 4.8 in order to be valid, shall only be valid with the prior written consent of the Yucaipa Shareholder, the GSCP Shareholders and, after a Fortress Transfer, the Fortress Investor, in each case if then a party to this Agreement, in addition to any requirements that otherwise apply under the terms of the Declaration of Trust or Bylaws, as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Authority; Enforceability. Each of the parties hereto hereby severally represents and warrants to each of the other parties hereto that such party has the legal capacity or corporate power and authority, as applicable, to enter into this Agreement and to carry out each of such party’s obligations hereunder as they may hereafter arise. Such party (in the case of parties that are not natural persons) is duly organized, validly existing and in good standing under the laws of such party’s jurisdiction of organization, and the execution of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on such party’s part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes such party’s legal, valid and binding obligation, enforceable against such party in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2 No Breach. Each of the parties hereto severally represents and warrants to each of the other parties hereto that neither the execution of this Agreement nor the performance by such party of its obligations hereunder does or will:

(a) in the case of parties that are not natural persons, conflict with or violate such party’s organizational documents;

(b) violate, conflict with or result in the termination of, or otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment or constitute a default or any event of default, with or without notice, lapse of time, or both, under the terms of, any contract or agreement to which it is a party or by which it or any of its assets or operations are bound or affected; or

(c)    constitute a violation by such party of any law, ruling, writ, injunction, award, determination or decree of any Governmental Authority.

5.3 Consents. Each of the parties hereto hereby severally represents and warrants to each of the other parties hereto that no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those which have been made or obtained, in connection with (a) the execution or enforceability of this Agreement or (b) the consummation of any of the transactions contemplated hereby.

ARTICLE VI

EFFECTIVE TIME; TERMINATION

6.1    Effective Time. This Agreement shall become effective upon the closing of the IPO (the “Effective Time”).

6.2 Termination. This Agreement shall terminate on the delivery of a written notice to the Company by the Yucaipa Shareholder, the GSCP Shareholders and, after a Fortress Transfer, the Fortress Investor, in each case if then a party hereto. In addition, except to the extent provided in the final sentence of this Section 6.2, this Agreement shall earlier terminate with respect to (a) the Yucaipa Shareholder at such time as the Yucaipa Shareholder Beneficially Owns less than 5% of the Fully Diluted Outstanding Shares (for the avoidance of doubt, inclusive of Shares Beneficially Owned by the Yucaipa Investor); provided that, if the Direct Designation Condition occurs prior to or concurrent with such termination, the rights of the Yucaipa Shareholder under Sections 2.1 through 2.7 assigned to the Fortress Investor shall survive any such termination until the expiration of the Direct Designation Period; (b) the GSCP Shareholders at such time as the GSCP Shareholders Beneficially Own less than 5% of the Fully Diluted Outstanding Shares; (c) the CM Shareholder at such time as (i) the CM Shareholder ceases to Beneficially Own any Shares or (ii) at such time as the GSCP Shareholders Beneficially Own less than 5% of the Fully Diluted Outstanding Shares and the CM Shareholder Beneficially Owns less than 5% of the Fully Diluted Outstanding Shares; (d) the Fortress Investor at such time as (i) the Yucaipa Shareholder Beneficially Owns less than 5% of the Fully Diluted Outstanding Shares and the Fortress Investor Beneficially Owns less than 5% of the Fully Diluted Outstanding Shares or (ii) after a Fortress Transfer, the Fortress Investor ceases to Beneficially Own any Shares and ceases to be a limited partner of the Yucaipa Shareholder; and (e) the Yucaipa Investor, before the occurrence of the circumstances described in Section 3.4(d), at such time as this Agreement has been terminated as to the Yucaipa Shareholder. Any termination with respect to a particular Shareholder pursuant to this Section 6.2 shall not affect the rights and obligations between or among the remaining parties to this Agreement. In the event that a Shareholder entitled to designate a Trustee under Article II (including without limitation the Fortress Investor, under Section 2.1(g)) ceases to Beneficially Own 5% or more of the Fully Diluted Outstanding Shares after a Designation Date and related Record Date for the designation of a Trustee, and in the event this Agreement would otherwise terminate as to that Shareholder at such time without the operation of this sentence, then the following provisions of this Agreement shall survive as to such Shareholder until the expiration of the designated Trustee’s term of service on the Board arising from such designation (including as such term may be commenced or completed by a replacement designee pursuant to Sections 2.1(d) or 2.2(b)): Section 2.1(a), Section 2.1(b), Section 2.1(d), the proviso set forth in Section 2.1(e), Section 2.1(f), Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 4.7 and Article VII.

ARTICLE VII

MISCELLANEOUS

7.1    Business Opportunities.

(i)    Definitions. For the purpose of this Section 7.1, the following terms shall have the following meanings:

i. “Affiliate” shall mean, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member or partner, officer, director, employee, trustee or other agent of such Person or any private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the power to elect or appoint at least 50% of the directors, managers, general partners, or Person exercising similar authority with respect to such Person.

ii. “Business Opportunity” shall mean a business opportunity (i) that the Company is financially able to undertake, (ii) that the Company is not prohibited by contract or applicable law from pursuing or undertaking, (iii) that, from its nature, is in the Company’s line of business, (iv) that is of practical advantage to the Company, and (v) in which the Company has an interest or a reasonable expectancy.

iii. “Fortress Entity” and “Fortress Entities” shall mean the Fortress Investor, its respective Affiliates and any portfolio company in which any of the foregoing has any equity investment (other than the Company and its Subsidiaries).

iv. “GSCP Entity” and “GSCP Entities” shall mean the GSCP Shareholders, their respective Affiliates and any portfolio company in which any of the foregoing has any equity investment (other than the Company and its Subsidiaries).

v. “Identified Persons” shall mean any reference to the Yucaipa Entities, the GSCP Entities, the Fortress Entities, and their respective Affiliates.

vi. “Non-Employee Trustee” shall mean a Trustee of the Company who is not an employee of the Company or its Affiliates.

vii. “Yucaipa Entity” and “Yucaipa Entities” shall mean the Yucaipa Shareholder, their respective Affiliates and any portfolio company in which any of the foregoing has any equity investment (other than the Company and its Subsidiaries).

(ii) In recognition and anticipation that (i) certain Identified Persons may serve as Trustees, officers or agents of the Company and (ii) the Identified Persons may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage, or in other business activities that overlap or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Section 7.1 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Company and its Trustees, officers and shareholders in connection therewith.

(iii) To the maximum extent permitted from time to time by Maryland law, each Identified Person, on such Identified Person’s own behalf or on behalf of any other Person, shall have the right to, and shall have no obligation to abstain from exercising such right to: (a) engage or invest, directly or indirectly, in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage, (b) do business with any customer, supplier or lessor of the Company or its Subsidiaries or (c) employ or otherwise engage any officer, trustee or employee of the Company or its Subsidiaries.

(iv) If any Identified Person acquires knowledge of a potential transaction or matter that may be a Business Opportunity, none of the Company or its Affiliates or shareholders shall have any interest in such Business Opportunity or any expectation that such Business Opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Company or its Affiliates or shareholders with respect to such Business Opportunity, is hereby renounced by the Company on its behalf and on behalf of its subsidiaries and shareholders. Accordingly, (i) no Identified Person will be under any obligation or duty to present, communicate or offer any such Business Opportunity to the Company or any of its Affiliates or shareholders, and (ii) each Identified Person shall have the right to hold and exploit any such Business Opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such Business Opportunity to any Person other than the Company and its Affiliates or shareholders and shall be under no obligation or duty to act otherwise.

(v) To the maximum extent permitted from time to time by Maryland law, the Company renounces any interest or expectancy in, or any right to be offered an opportunity to participate in, any Business Opportunity that from time to time may be presented to or developed by any Non-Employee Trustee or any Affiliate of any Non-Employee Trustee, unless the Business Opportunity was expressly offered or made known to the Non-Employee Trustee in his or her capacity as a Trustee. To the maximum extent permitted from time to time by Maryland law, in the event that any Identified Person acquires knowledge of a potential transaction or other Business Opportunity, no Identified Person will have any obligation to communicate or offer such transaction or Business Opportunity to the Company or any of the Company’s Affiliates and such Identified Person may take any such opportunity for himself, herself or itself, or offer it to another Person or entity unless the Business Opportunity is expressly offered to such Identified Person in his or her capacity as a Trustee, officer or employee of the Company.

(vi) Notwithstanding the provisions of Section 7.1(iv) above, the Company does not renounce any interest or expectancy it may have under applicable law in any Business Opportunity that is expressly offered to an Identified Person solely in, and as a direct result of, his or her capacity as a Trustee, officer or employee of the Company. If the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Company (or, during the vacancy of any of those titles, the executive officer performing the functions of such vacant role) shall be an Identified Person by virtue of his or her respective relationship with a Yucaipa Entity, the GSCP Entities or a Fortress Entity, then any Business Opportunity offered to such officer shall be deemed to have been offered solely in, and as a direct result of, such officer’s capacity as an officer of the Company unless such offer clearly and expressly is presented to such officer solely in, and as a direct result of, his or her capacity as an officer, trustee, director, partner, member, manager, employee or other agent of a Yucaipa Entity, the GSCP Entities or a Fortress Entity, as applicable.

(vii) An Identified Person may in his, her or its personal capacity, or in his, her or its capacity as a director, officer, trustee, stockholder, partner, member, equity owner, manager, advisor or employee of any other Person, have business interests and engage, directly or indirectly, in business activities that are similar to those of the Company or compete with the Company, that the Company could seize and develop or that include the acquisition, syndication, holding, management, development, operation or disposition of interests in temperature- controlled warehouses or Persons engaged in related industries.

(viii) No alteration, amendment, termination, expiration or repeal of this Section 7.1, nor the adoption of any provision of this Agreement inconsistent with this Section 7.1 shall eliminate, reduce, apply to or have any effect on (i) the protections afforded hereby to any Identified Person for or with respect to any investments, activities, or opportunities of which such Identified Person, as applicable, becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption or (ii) any matter occurring, or any cause of action, suit or claim that, but for this Section 7.1, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

7.2    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice in accordance with immediately following clause (c) or (c) the day on which the same has been delivered to the intended recipient if sent prepaid by (i) with respect to a delivery in the United States, a nationally recognized overnight delivery service (with tracking capability) and (ii) with respect to a delivery outside of the United States, an internationally recognized overnight delivery service (with tracking capability), in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

If to the Company:	Americold Realty Trust
10 Glenlake Parkway
South Tower, Suite 800
Atlanta, Georgia 30328
Attn: General Counsel
Fax: (678) 387-4774

With a copy (which shall not constitute notice) to:

King & Spalding LLP NE
1180 Peachtree Street
Atlanta, Georgia 30309
Attn: C. Spencer Johnson, III Fax: (404) 572-5100

If to any other party hereto:	To the address set forth in Exhibit C;

7.3    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of any other party under this Agreement will impair any such right, power or remedy of such party; no such delay or omission will be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; no waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring; and no provision of this Agreement shall be implied from any course of dealing between the parties hereto. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach of default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and will be effective only to the extent specifically set forth in such writing.

7.4    Remedies; Specific Performance. All remedies, either under this Agreement or by law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

7.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns; provided, that, except as expressly provided herein, no successor or assign will derive any rights under this Agreement unless and until such successor or assign has delivered to the Company a valid undertaking to become, and becomes, bound by the terms of this Agreement to which the transferor of such Shares is subject. This Agreement may not be assigned without the express prior written consent of the other parties hereto; provided, that the Yucaipa Shareholder, the GSCP Shareholders, the CM Shareholder and, after a Fortress Transfer or a Partnership Transfer, the Fortress Investor and the Yucaipa Investor, respectively, may assign this Agreement to any of its Affiliates, as applicable, or to any Transferee permitted pursuant to the terms of this Agreement, in each case contingent on such assignee agreeing in writing to be bound by the terms and conditions of this Agreement.

7.6    Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

7.7    Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in New York County in the State of New York, and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the selection of venue of any such Litigation in any federal or state court located in New York County in the State of New York, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such Litigation in such courts by the delivery of such process in the manner contemplated by Section 7.2. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this Section 7.7 with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

7.8    Share Certificates; Legends.

(a) In addition to any legends required under the Declaration of Trust, each certificate evidencing Shares owned by the Shareholders (or their successors or transferees) will bear the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE SHARES EVIDENCED BY THIS CERTIFICATE ARE ISSUED, ACCEPTED, AND HELD SUBJECT TO THE TERMS OF THE SHAREHOLDERS AGREEMENT DATED JANUARY 18, 2018, INCLUDING, WITHOUT LIMITATION, CERTAIN RESTRICTIONS ON TRANSFER AND ARRANGEMENTS REGARDING CORPORATE GOVERNANCE ISSUES. A COPY OF SUCH SHAREHOLDERS AGREEMENT HAS BEEN FILED AT THE PRINCIPAL

OFFICE OF THE COMPANY AND IS AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE. THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE ENCUMBERED OR DISPOSED OF, EXCEPT AS PERMITTED BY SUCH SHAREHOLDERS AGREEMENT.

(b)     If any securities become registered pursuant to the Registration Rights Agreement or otherwise, the Company, upon the written request of the holder thereof, will issue to such holder a new certificate evidencing such securities without the legend required by Section 7.8(a) endorsed thereon. If any Shares cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, will issue to such holder a new certificate evidencing such securities without the second, third or fourth sentences of the legend required by Section 7.8(a) endorsed thereon.

7.9    Entire Agreement.    This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written, relating to such matter, including without limitation the Shareholders Agreement by and among the Company and the shareholders of the Company party thereto dated December 9, 2010, as amended by the Assignment and Amendment of Shareholders Agreement dated as of February 27, 2015 and the First Amendment to Shareholders Agreement dated as of March 29, 2016, as it may have been amended, which the parties hereto agree is terminated as of the Effective Time. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the Bylaws and the Declaration of Trust, this Agreement shall govern as among the parties hereto.

7.10    Additional Securities; Recapitalizations; Exchanges; etc. Except as otherwise set forth in this Agreement, the provisions of this Agreement will apply to the full extent set forth herein with respect to (a) the Shares held by, or issued to, any Shareholder on or after the date hereof; and (b) any and all Shares or shares of capital stock of any successor or assign of the Company (whether by merger, consolidation, exchange, sale of assets or otherwise), which may be issued in respect of, in exchange for, or in substitution for such shares, by reason of any share dividend, share split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. References to the “Company” in this Agreement will be deemed to refer to any such successor or assign, and such entity will execute an appropriate instrument of assumption agreeing to be bound by the terms hereof.

7.11    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

7.12    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto, except that (a) with respect to the Fortress Investor, this Agreement may be amended, supplemented or modified in a manner that does not, prior to a Fortress Transfer, disproportionately adversely affect the Fortress Investor and, after a Fortress Transfer, adversely affect the Fortress Investor, without the written consent of the Fortress Investor and (b) with respect to the CM Shareholder, this Agreement may be amended, supplemented or modified in a manner that does not increase the obligations or liabilities of the CM Shareholder in any material respect without the written consent of the CM Shareholder. Neither the failure nor the delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power or privilege; and no waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

7.13    Counterparts. This Agreement may be executed by facsimile or .pdf signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year above first written.

AMERICOLD REALTY TRUST

By:	/s/ Marc Smernoff
Name:	Marc Smernoff
Title:	Chief Financial Officer and EVP

[Signatures continue on following page]

YUCAIPA SHAREHOLDER:

YF ART HOLDINGS, L.P.

By: YF ART Holdings GP, LLC, its general partner

By:	/s/ Henry E. Orren
Name:	Henry E. Orren
Title:	Assistant Vice President and Secretary

[Signatures continue on following page]

GSCP SHAREHOLDERS:

GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI Advisors, L.L.C., its general partner

By:	/s/ Bradley Gross
Name:	Bradley Gross
Title:	Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS Advisors VI, L.L.C., its general partner

By:	/s/ Bradley Gross
Name:	Bradley Gross
Title:	Vice President

GSCP VI OFFSHORE ICECAP INVESTMENT, L.P.
By: GSCP VI Offshore IceCap Holdings Entity GP, Ltd., its general partner

By:	/s/ Bradley Gross
Name:	Bradley Gross
Title:	Vice President

GSCP VI GMBH ICECAP INVESTMENT, L.P.
By: GSCP VI GmbH IceCap Holdings Entity GP, Ltd., its general partner

By:	/s/ Bradley Gross
Name:	Bradley Gross
Title:	Vice President

ICECAP2 HOLDINGS, L.P.
By: IceCap2 Holdings Entity GP, Ltd., its general partner

By:	/s/ Bradley Gross
Name:	Bradley Gross
Title:	Vice President

[Signatures continue on following page]

CM SHAREHOLDER:

CHARM PROGRESS INVESTMENT LIMITED

By:	/s/ Chen Haizhao
Name:	Chen Haizhao
Title:	Director

FORTRESS INVESTOR:

CF COLD LP

By: CF Cold CP LLC, its general partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

YUCAIPA INVESTOR:

YF ART HOLDINGS AGGREGATOR, LLC

By:	/s/ Henry E. Orren
Name:	Henry E. Orren
Title:	Assistant Vice President and Secretary

Exhibit A

Form of Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of the      day of             , 20     , by and between Americold Realty Trust, a Maryland real estate investment trust (the “Company”), and                              (“Indemnitee”).

WHEREAS, at the request of the Company, Indemnitee will serve or currently serves as a trustee [or observer] of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of such service [or position]; and

WHEREAS, as an inducement to Indemnitee to serve or continue to serve as a trustee [or observer], the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law; and

WHEREAS, the parties to this Agreement desire to set forth their agreement regarding indemnification and advance of expenses and to supersede any prior agreement to which the Company and Indemnitee are parties regarding the same; provided that this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the declaration of trust or bylaws of the Company, any agreement entered into after the date hereof or a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees, or otherwise.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.    Definitions. For purposes of this Agreement:

(a) “Change in Control” means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of all of the Company’s then-outstanding securities entitled to vote generally in the election of trustees without the prior approval of at least two-thirds of the Incumbent Board; (ii) the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the Incumbent Board, as a consequence of which members of the Board of Trustees in office immediately prior to such transaction or event constitute less than a majority of the Board of Trustees thereafter; or (iii) at any time, a majority of the members of the Board of Trustees are not individuals from the Incumbent Board.

(b) “Company Status” means the status of a person as a present or former trustee, board observer, officer, employee or agent of the Company or as a director, trustee, board observer, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company. As a clarification and without limiting the circumstances in which Indemnitee may be serving at the request of the Company, service by Indemnitee shall be deemed to be at the request of the Company: (i) if Indemnitee serves or served as a director, trustee, board observer, officer, partner, manager, managing member, fiduciary, employee or agent of any corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (1) of which a majority of the voting power or equity interest is or was owned directly or indirectly by the Company or (2) the management of which is controlled directly or indirectly by the Company, and (ii) if, as a result of Indemnitee’s service to the Company or any of its affiliated entities, Indemnitee is subject to duties by, or required to perform services for, an employee benefit plan or its participants or beneficiaries, including as a deemed fiduciary thereof.

(c) “Disinterested Trustee” means a trustee of the Company who is not and was not a party to the Proceeding in respect of which indemnification and/or advance of Expenses is sought by Indemnitee.

(d) “Effective Date” means the date set forth in the first paragraph of this Agreement.

(e) “Expenses” means any and all reasonable and out-of-pocket attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, arbitration and mediation costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and any other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium for, security for and other costs relating to any cost bond, supersedes bond or other appeal bond or its equivalent.

(f) “Incumbent Board” includes the individuals who as of the Effective Date are members of the Board of Trustees and any individual becoming a trustee subsequent to the Effective Date for service as a “Yucaipa Trustee” or “GSCP Trustee” (as such terms are defined in the Shareholders Agreement among the Company and certain of its shareholders in effect as of the Effective Date) or whose election by the Board of Trustees, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the trustees then comprising the Incumbent Board;

provided, however, that notwithstanding the foregoing, no individual shall be considered a member of the Incumbent Board if such individual initially assumed office (i) as a result of either an actual or threatened “election contest” (within the meaning of Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Trustees (a “Proxy Contest”) or (ii) with the approval of the other members of the Board of Trustees, but by reason of any agreement intended to avoid or settle an actual or threatened Proxy Contest.

(g) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, claim, demand or discovery request, or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom, except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee. If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

Section 2.    Services by Indemnitee. Indemnitee will serve as a trustee of the Company. However, this Agreement shall not impose any independent obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company. This Agreement shall not be deemed an employment contract between the Company (or any other entity) and Indemnitee.

Section 3.    General. The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Maryland law in effect on the Effective Date and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the Effective Date. The rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by the Maryland General Corporation Law (the “MGCL”), as applicable to a Maryland real estate investment trust by virtue of Section 8-301(15) of the Maryland REIT Law.

Section 4.    Standard for Indemnification. If, by reason of Indemnitee’s Company Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall indemnify and hold harmless Indemnitee against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto unless it is established that (a) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 5.    Certain Limits on Indemnification. Notwithstanding any other provision of this Agreement (other than Section 6), Indemnitee shall not be entitled to:

(a) indemnification hereunder if the Proceeding was one by or in the right of the Company and Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable to the Company;

(b) indemnification hereunder if Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in Indemnitee’s Company Status; or

(c) indemnification or advance of Expenses hereunder if the Proceeding was brought by Indemnitee, unless: (i) the Proceeding was brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Section 12 of this Agreement, or (ii) the Company’s declaration of trust or bylaws, a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees or an agreement approved by the Board of Trustees to which the Company is a party expressly provide otherwise.

Section 6.    Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Company in the following circumstances:

(a) if such court determines that Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b) if such court determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2- 418(c) of the MGCL, the court may order such indemnification as the court shall deem proper without regard to any limitation on such court-ordered indemnification contemplated by Section 2-418(d)(2)(ii) of the MGCL.

Section 7.    Indemnification of an Indemnitee Who is Wholly or Partially Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee was or is, by reason of Indemnitee’s Company Status, made a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of such Proceeding, the Company shall indemnify Indemnitee for all Expenses that are actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses that are actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each such claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 7 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, and a decision by any government, regulatory or self-regulatory authority, agency or body not to commence or pursue any investigation, civil or criminal enforcement matter or case or any civil suit shall be deemed to be a successful result as to such claim, issue or matter.

Section 8. Advance of Expenses for Indemnitee. If, by reason of Indemnitee’s Company Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder, advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with such Proceeding. The Company shall make such advance or advances within ten days after the receipt by the Company of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding and may be in the form of, in the reasonable discretion of Indemnitee (but without duplication) (a) payment of such Expenses directly to third parties on behalf of Indemnitee, (b) advance of funds to Indemnitee in an amount sufficient to pay such Expenses or (c) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee (provided, however, that following a Change in Control or in the event of a Proceeding brought by or in the name of the Company, Indemnitee shall be required to submit to the Company only summary statements and invoices and, in connection with such submissions, Indemnitee shall have the right to withhold or redact any documents or information that are protected by the attorney-client privilege or the attorney work product doctrine) and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee, shall be interest free and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 9.    Indemnification and Advance of Expenses as a Witness or Other Participant. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of Indemnitee’s Company Status, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, Indemnitee shall be advanced and indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within ten days after the receipt by the Company of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee. In connection with any such advance of Expenses, the Company may require Indemnitee to provide an affirmation and undertaking substantially in the form attached hereto as Exhibit A.

Section 10.    Procedure for Determination of Entitlement to Indemnification.

(a)    To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification; provided that the failure of Indemnitee to so notify the Company will not relieve the Company from any liability that it may have to Indemnitee under this Agreement or otherwise to the extent the failure or delay does not materially prejudice the Company. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. The officer of the Company receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board of Trustees in writing that Indemnitee has requested indemnification.

(b)    Upon written request by Indemnitee for indemnification pursuant to Section 10(a) above, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control has occurred, by Independent Counsel, in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee, which Independent Counsel shall be selected by Indemnitee and approved by the Board of Trustees in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval shall not be unreasonably withheld; or (ii) if a Change in Control has not occurred, (A) by the Board of Trustees by a majority vote of a quorum consisting of Disinterested Trustees or, if such quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board of Trustees consisting solely of one or more Disinterested Trustees, (B) if Independent Counsel has been selected by the Board of Trustees in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by Indemnitee, which approval shall not be unreasonably withheld or delayed, by Independent Counsel, in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee or (C) if so directed by the Board of Trustees, by the shareholders of the Company, provided, however, that shares held by trustees or officers who are parties to the Proceeding shall not be voted. If it is so determined that

Indemnitee is entitled to indemnification, the Company shall make payment to Indemnitee within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary or appropriate to such determination in the discretion of the Board of Trustees or Independent Counsel if retained pursuant to clause (ii)(B) of this Section 10(b). Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(c)    The Company shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

Section 11.    Presumptions and Effect of Certain Proceedings.

(a)    In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of overcoming that presumption in connection with the making of any determination contrary to that presumption.

(b)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c)    The knowledge and/or actions, or failure to act, of any other trustee, officer, employee or agent of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

(d)    For purposes of any determination as to whether or not Indemnitee acted in bad faith, Indemnitee shall be deemed to have not acted in bad faith if Indemnitee’s action is based on any information, opinion, report or statement, including any financial statement or other financial data of the Company (or other applicable entity) prepared or presented by: (i) an officer or employee of the Company (or other applicable entity) whom Indemnitee reasonably believes to be reliable and competent in the matters presented, (ii) a lawyer, certified public accountant, or other person, as to a matter which Indemnitee reasonably believes to be within the person’s professional or expert competence or (iii) a committee of the Board of Trustees on which Indemnitee does not serve, as to a matter with its designated authority, if Indemnitee reasonably believes the committee to merit confidence; provided, in each case, Indemnitee has no knowledge concerning the matter in question which would cause such reliance to be unwarranted. The provisions of this Section 11(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the requisite standard of conduct described herein for indemnification.

Section 12.    Remedies of Indemnitee.

(a)    If (i) a determination is made pursuant to Section 10(b) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 or 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(b) of this Agreement within 60 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 or 9 of this Agreement within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to any other section of this Agreement or the declaration of trust or bylaws of the Company is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, or arbitration, conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, of Indemnitee’s entitlement to indemnification or advance of Expenses. The judicial proceeding or arbitration commenced pursuant to this Section shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of the prior adverse determination. Indemnitee shall commence a proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 7 of this Agreement. Except as set forth herein, the provisions of Maryland law (without regard to its conflicts of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration. If Indemnitee seeks an adjudication in a court located in the State of Maryland, the parties agree to request that the action be assigned to the business and technology case management program of the circuit in which the action is filed.

(b)    In any judicial proceeding or arbitration commenced pursuant to this Section 12, or otherwise arising out of this Agreement, Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement and the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 12, or otherwise arising out of this Agreement, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 8 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(c)    If a determination shall have been made pursuant to Section 10(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification that was not introduced into evidence in connection with the determination.

(d)    In the event that Indemnitee is successful in seeking, pursuant to this Section 12, a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

(e)    Interest shall be paid by the Company to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Company pays or is obligated to pay for the period commencing with the date on which the Company was requested to advance expenses in accordance with Section 8 or 9 of this Agreement or was required to make the determination of entitlement to indemnification under Section 10(b) above and ending on the date such payment is made to Indemnitee by the Company.

(f)    The parties further agree to waive trial by jury with respect to the determination whether Indemnitee is entitled to indemnification or advance of Expenses.

Section 13.    Defense of the Underlying Proceeding.

(a)    Indemnitee shall notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)    Subject to the provisions of the last sentence of this Section 13(b) and of Section 13(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 13(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. This Section 13(b) shall not apply to a Proceeding brought by Indemnitee under Section 12 of this Agreement.

(c)    Notwithstanding the provisions of Section 13(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Company Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld or delayed, that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld or delayed, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed, at the expense of the Company (subject to Section 12(d) of this Agreement), to represent Indemnitee in connection with any such matter.

(d)    Indemnitee shall reasonably assist and cooperate with the Company in any manner reasonably requested by the Company in connection with any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder (whether or not Indemnitee has provided notice as contemplated by Section 13(a) above).

Section 14.    Non-Exclusivity; Survival of Rights; Subrogation.

(a)    The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the declaration of trust or bylaws of the Company, any agreement entered into after the date hereof or a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees, or otherwise. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of the Company’s declaration of trust, the Company’s bylaws, this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Company Status prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(b)    Except as provided in Section 16, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute, at the request of the Company, all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 15.    Insurance.

(a)    The Company will use its reasonable best efforts to acquire directors’ and officers’ liability insurance, on terms and conditions deemed appropriate by the Board of Trustees covering Indemnitee for any claim made against Indemnitee by reason of Indemnitee’s Company Status and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee by reason of Indemnitee’s Company Status. To the extent that the Company maintains an insurance policy or policies providing liability insurance for trustees, officers, employees or agents or fiduciaries of the Company or of any other corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any other person with a similar title or role with the Company. In the event of a Change in Control, the Company shall maintain in force any and all directors’ and officers’ liability insurance policies that were maintained by the Company immediately prior to the Change in Control for a period of six years with the insurance carrier or carriers in place at the time of the Change in Control; provided, however, (i) if the carriers will not offer the same policy and an expiring policy needs to be replaced, a policy substantially comparable in scope and amount shall be obtained and (ii) if any replacement insurance carrier is necessary to obtain a policy substantially comparable in scope and amount, such insurance carrier shall have an AM Best rating that is the same or better than the AM Best rating of the existing insurance carrier; provided, further, however, in no event shall the Company be required to expend in the aggregate in excess of 250% of the annual premium or premiums paid by the Company for directors’ and officers’ liability insurance in effect on the date of the Change in Control. In the event that 250% of the annual premium paid by the Company for such existing directors’ and officers’ liability insurance is insufficient for such coverage, the Company shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(b)    Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee which would otherwise be indemnifiable hereunder arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in Section 15(a). The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

(c)    Indemnitee shall reasonably cooperate with the Company or any insurance carrier of the Company with respect to any investigation or Proceeding.

Section 16.    Primacy of Indemnification; Coordination of Payments.

(a) Notwithstanding anything to the contrary contained herein, the Company hereby acknowledges that Indemnitee has or may have certain rights to indemnification, advancement of expenses and/or insurance provided by [                 ] and/or certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort for any claims made against Indemnitee by reason of his Company Status (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee by reason of his Company Status are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee by reason of his Company Status and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Company’s declaration of trust or Bylaws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution or subrogation or any other recovery of any kind in respect of any claims made against Indemnitee by reason of his Company Status. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company pursuant to this Agreement shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company as permitted by this Agreement. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 16(a).

(b) Except as provided in paragraph (a) above,the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 17.    Contribution.

(a)    If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4 or due to the provisions of Section 5, then, with respect to any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Company, in lieu of indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

(b)    Without diminishing or impairing the obligations of the Company set forth in Section 17(a) and provided Indemnitee has met the requisite standard of conduct described herein for indemnification, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses, judgments, penalties, and/or amounts actually incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, trustees or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, trustees or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses, judgments, penalties and/or amounts paid in settlement, as well as any other equitable considerations. The relative fault of the Company and all officers, trustees or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)    Provided that Indemnitee has met the requisite standard of conduct described herein for indemnification, the Company hereby agrees to fully indemnify and hold harmless Indemnitee from any claims for contribution which may be brought by officers, trustees or employees of the Company other than Indemnitee who may be jointly liable with Indemnitee.

Section 18.    Reports to Shareholders. To the extent required by the MGCL, the Company shall report in writing to its shareholders the payment of any amounts for indemnification of, or advance of Expenses to, Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Company with the notice of the meeting of shareholders of the Company next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

Section 19.    Duration of Agreement; Binding Effect.

(a) This Agreement shall continue until and terminate on the later of (i) the date that Indemnitee shall have ceased to serve as a trustee, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company and (ii) the date that Indemnitee is no longer subject to any actual or possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement).

(b) The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a trustee, officer, employee or agent of the Company or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(d) The Company and Indemnitee agree that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Company acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

Section 20.    Severability. If any provision or provisions of this Agreement shall be held to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. If any provision or provisions of this Agreement shall be determined to be invalid or unenforceable, the Company in good faith shall expeditiously take all necessary or appropriate action to provide Indemnitee with rights under this Agreement (including with respect to indemnification, advance of Expenses and other rights) that effect the original intent of this Agreement as closely as possible.

Section 21.    Counterparts. This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile, or via email as a portable document format (.pdf) or other electronic format), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 22.    Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 23.    Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor, unless otherwise expressly stated, shall such waiver constitute a continuing waiver.

Section 24.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the day of such delivery, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If to Indemnitee, to the address set forth on the signature page hereto.

(b) If to the Company, to:

Americold Realty Trust

10 Glenlake Parkway, South Tower

Suite 600

Atlanta, GA 30328

or to such other address as may have been furnished in writing to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 25.    Spousal Indemnification. The Company shall provide Indemnitee’s spouse to whom Indemnitee is legally married at any time Indemnitee is covered under the indemnification provided in this Agreement (even if Indemnitee did not remain married to him or her during the entire period of coverage) against any Proceeding that is related to a Proceeding against Indemnitee if Indemnitee is entitled to indemnification under the Agreement with respect to the applicable Proceeding against Indemnitee, including, without limitation, any Proceeding that seeks damages recoverable from marital community property, jointly-owned property or property purported to have been transferred from Indemnitee to his or her spouse (or former spouse). Indemnitee’s spouse or former spouse also shall be entitled to advance of Expenses in connection with a Proceeding that is related to a Proceeding against Indemnitee if Indemnitee is entitled to advance of Expenses under the Agreement with respect to the applicable Proceeding against Indemnitee to the same extent that Indemnitee is entitled to advance of Expenses provided under Section 8 or 9 of this Agreement. The Company may maintain insurance to cover its obligations hereunder with respect to Indemnitee’s spouse (or former spouse) or set aside assets in a trust or escrow fund for that purpose; provided, however, that the Company agrees that the provisions of this Agreement shall remain in effect regardless of whether such liability or other insurance coverage is obtained or retained by the Company; except that any payments made to, or on behalf of, Indemnitee’s spouse under such an insurance policy shall reduce the obligations of the Company hereunder.

Section 26.    Time is of the Essence. The parties expressly agree that time is of the essence with respect to all provisions of this Agreement.

Section 27.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

AMERICOLD REALTY

TRUST

By:
Name:
Title:

INDEMNITEE:

Name:
Address:

EXHIBIT A

AFFIRMATION AND UNDERTAKING TO REPAY EXPENSES ADVANCED

To: The Board of Trustees of Americold Realty Trust.

Re: Affirmation and Undertaking

Ladies and Gentlemen:

This Affirmation and Undertaking is being provided pursuant to that certain Indemnification Agreement dated the             day of                 , 20    , by and between Americold Realty Trust, a Maryland real estate investment company (the “Company”), and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Company Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as a [trustee] of the Company, in any of the facts or events giving rise to the Proceeding, I (1) did not act with bad faith or active or deliberate dishonesty, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance of Expenses by the Company for reasonable attorneys’ fees and related Expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this      day of             , 20    .

Name:

Exhibit B

Shareholder Ownership Information

Section 4.6(c) of the Shareholders Agreement provides that the Company and the Shareholders will use their commercially reasonable efforts to take all actions necessary (or cease from taking any action) to cause the Company to continue to qualify at all times as a “domestically- controlled qualified investment entity” within the meaning of Section 897(h) of the Code. Section 4.6(c) further provides that each Shareholder will provide the Company with certain ownership information at such times as the Company may request in connection with any certification by the Company that Shares of the Company are not USRPI.

Shareholder hereby provides the Company with the following ownership information for purposes of the Company’s determination that it is a “domestically-controlled qualified investment entity.”

Please indicate the following:

•	For U.S. federal income tax purposes, Shareholder is a US person / Shareholder is a non- US person (circle one).

•	For U.S. federal income tax purposes, Shareholder is a corporation / partnership / disregarded entity / trust / estate / individual / other (please indicate) (circle one).

•	Number of shares of each class of stock of the Company held at all times during the prior 5 year period ending on . Include a separate schedule as necessary.

•	If Shareholder is not a corporation for U.S. federal income tax purposes, no more than % of the ultimate beneficial ownership of Shareholder is foreign.

•	If Shareholder is not the beneficial owner of the shares, no more than % of the ultimate beneficial ownership of shares owned as of record by Shareholder is foreign.

If you have any questions or need additional assistance, please contact                     .

Please provide the information requested above by                 .

Exhibit C

GSCP SHAREHOLDERS

GS Capital Partners VI Fund, L.P. GS Capital Partners VI Parallel, L.P. GSCP VI Offshore IceCap Investment, L.P. GSCP VI GmbH IceCap Investment, L.P. IceCap2 Holdings, L.P.

c/o GS Capital Partners VI Fund, L.P.

200 West Street

New York, NY 10282-2198

Attention: Bradley Gross

Facsimile: (212) 357-5505

Email: bradley.gross@gs.com

with copies to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Robert Schwenkel, Esq. and

Randi Lally, Esq.

Facsimile: (212) 859-4000

Email: robert.schwenkel@friedfrank.com and

randi.lally@friedfrank.com

YUCAIPA SHAREHOLDER

YUCAIPA INVESTOR

YF ART Holdings, L.P.	c/o The Yucaipa Companies LLC
YF ART Holdings Aggregator LLC	9130 W. Sunset Blvd.
Los Angeles, CA 90069
Attention: Robert P. Bermingham
Facsimile: (310) 789-1791
Email: legal@yucaipaco.com

with copies (which shall not constitute notice):

Munger, Tolles & Olson LLP
350 S. Grand Ave., 50th Floor
Los Angeles, CA 90071
Attn: Judith T. Kitano
Facsimile: (213) 683-4052
Email: judith.kitano@mto.com

FORTRESS INVESTOR

CF Cold LP	c/o Fortress Investment Group
1345 Avenue of the Americas
46th Floor
New York, NY 10105
United States of America Attention: Constantine Dakolias Telephone: (212) 798 6050
Facsimile: (404) 264-4775
Email: ddakolias@fortress.com

and

c/o Fortress Investment Group
3290 Northside Parkway NW Suite 350
Atlanta, GA 30327
Attention: Joel Holsinger
Telephone: (404) 264-4775
Facsimile: (678) 550-9105
Email: jholsinger@fortress.com

with copies (which shall not constitute notice): Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Jonathan L. Friedman
Facsimile: (213) 621-5396
Email: jonathan.friedman@skadden.com

CM SHAREHOLDER

Charm Progress Investment Limited	12/F, China Merchant Building
152-155 Connaught Road Central, Hong Kong
Attention: Company Secretary, Board of Directors and Legal Department
Facsimile: (852) 2587 8811